IN THE UNITED STATES DISTRICT COURT
               FOR THE EASTERN DISTRICT OF PENNSYLVANIA

------------------------------------------x
NORFOLK SOUTHERN CORPORATION,             :
a Virginia corporation,                   :
ATLANTIC ACQUISITION CORPORATION,         :
a Pennsylvania corporation, and           :
KATHRYN B. McQUADE, an individual,        :
                                          :
                Plaintiffs,               :
                                          :
                           v.             :    C.A. No. 96-CV-7167
                                          :
CONRAIL INC., a Pennsylvania corporation, :
DAVID M. LEVAN, an individual,            :
H. FURLONG BALDWIN, an individual,        :    JURY TRIAL DEMANDED
                                          :    -------------------
DANIEL B. BURKE, an individual,           :
ROGER S. HILLAS, an individual,           :
CLAUDE S. BRINEGAR, an individual,        :
KATHLEEN FOLEY FELDSTEIN, an              :
individual, DAVID B. LEWIS, an individual,:
JOHN C. MAROUS, an individual,            :
DAVID H. SWANSON, an individual,          :
E. BRADLEY JONES, an individual,          :
RAYMOND T. SCHULER, an individual,        :
and CSX CORPORATION, a Virginia           :
corporation,                              :
                                          :
                      Defendants.         :
------------------------------------------x


              ANSWER AND DEFENSES OF CONRAIL, CSX AND THE
                INDIVIDUAL DEFENDANTS TO SECOND AMENDED
            COMPLAINT, AND COUNTERCLAIM OF CONRAIL AND CSX
            ----------------------------------------------

                                ANSWER
                                ------

     Defendants Conrail Inc. ("Conrail"), CSX Corporation ("CSX") and the individual Defendants (collectively "Defendants"), by their undersigned attorneys, answer as follows:

     1. Denied. Defendants' actions are lawful and this Court found no evidence of any breach of fiduciary duty by the Board of Directors of Conrail.

     2. The averments in paragraph 2 are conclusions of law which require no answer. To the extent an answer is deemed required, those averments are denied. After two days of hearings, this Court found no coercion, no violations of the Williams Act, no evidence of any breach of fiduciary duty by th e Conrail Board, and denied Plaintiffs' request for injunctive relief.

     3. It is admitted that the merger of Conrail and CSX is to be accomplished through a multi-tier structure requiring regulatory approvals, and that Conrail shareholders will have the opportunity to receive cash and stock. The remaining averments in paragraph 3 are denied.

     4. The averments in paragraph 4 are denied, with the exception that on October 23, 1996, Norfolk Southern Corporation ("Norfolk Southern") announced its illusory tender offer and that the tender offer commenced on October 24, 1996.

     5. Denied. Conrail and CSX have entered into a valid and binding merger agreement. After two days of hearings, this Court found that each of the contested provisions of the Conrail Shareholder Rights Plan and the Conrail/CSX strategic Merger Agreement, as amended, are athorized by the Pennsylv ania Business Corporation Law ("BCL") including, without limitation, BCL ss.ss. 1502, 1712, 1715, 1721, 2513, Subchapter 25E and Subchapter 25F.

     6. Denied. The averments in paragraph 6 also contain conclusions of law which require no answer. To the extent an answer is deemed required, those averments are denied.

     7-8. Admitted.

     9. Defendants admit the averments in the first sentence of paragraph
9. Conrail is without knowledge or information sufficient to form a belief as to the truth of the averments in the second through fifth sentences of paragraph 9. The averments in the last sentence of paragraph 9 are denied, e xcept that it is admitted that Norfolk Southern appears to have purchased 100 shares of Conrail common stock in street name after the merger agreement between Conrail and CSX was announced.

     10. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments in paragraph 10.

     11. Denied as stated. It is denied that McQuade is or ever was a record owner of any Conrail stock at any relevant time. It is admitted that McQuade appears to be the beneficial owner of 50 shares of Conrail common stock.

     12. Admitted.

     13. The averments in the first and second sentences of paragraph 13 are admitted. The averments in the third sentence are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied as stated. The fiduciary duties owed by Conrail's director s are as set forth in the BCL.

     14. Admitted.

     15. Denied. By way of further answer, Norfolk Southern's tender offer is a writing which speaks for itself.

     16. Denied as stated. The letter referred to in paragraph 16 is a writing which speaks for itself.

     17. Denied. By way of further answer, the merger agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     18. Denied. This Court specifically found that CSX's offer is not coercive and that Conrail's shareholders have numerous options about which they have been fully informed.

     19. The averments in the first sentence of paragraph 19 are admitted. The remaining averments in paragraph 19 are denied. Norfolk Southern failed to reach agreement with Conrail in 1994, and failed to reach agreement with CSX regarding a break-up of Conrail in 1995. In 1996, prior to the anno uncement of the Conrail/CSX Merger Agreement, Norfolk Southern still had no concrete proposal to present to Conrail's Board.

     20. Admitted.

     21. Denied as stated.

     22-23. Denied.

     24. The averments in the first three sentences in paragraph 24 are admitted. The remaining averments are denied.

     25. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments in the first sentence of paragraph 25. The remaining averments are denied.

     26. The averments in the first sentence of paragraph 26 are denied as stated. The remaining averments are denied.

     27. Denied as stated.

     28. Denied. By way of further answer, the Merger Agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     29. Denied as stated. The excerpts cited by Plaintiffs are incomplete and out of context. The referenced newspaper reports are writings which speak for themselves.

     30. Denied. This Court found no evidence that the Conrail Board had acted without good faith after reasonable investigation, and ruled that the actions of the Conrail Board were authorized by the BCL.

     31. The averments in the first sentence of paragraph 31 are admitted. The remaining averments are denied.

     32. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments in the first two sentences of paragraph 32. The remaining averments are admitted.

     33. The averments in the first sentence of paragraph 33 are denied. The remaining averments are denied as stated. The excerpts cited by Plaintiffs are incomplete and out of context. The referenced newspaper reports are writings which speak for themselves.

     34. Denied. This Court has ruled that the CSX offer is not coercive and that the Conrail shareholders have numerous options about which they have been fully informed.

     35. The averments in the first and third sentences of paragraph 35 are admitted. The remaining averments are denied. By way of further answer, Norfolk Southern initiated the meeting to devise the break-up of Conrail and to use the withdrawal of its offer as leverage to extort Conrail's routes and assets for itself.

     36-37. Denied.

     38. Denied, except that the movement of Conrail's stock price is admitted.

     39. It is admitted that Norfolk Southern issued its own press release. The contents of that press release and the remaining averments in paragraph 39 are denied.

     40. Denied, except that the closing price of Conrail stock is admitted.

     41. Denied. In addition, the excerpts cited by Plaintiffs in paragraph 41 are incomplete and out of context. The referenced newspaper report is a writing which speaks for itself.

     42. Denied as stated. The Conrail Shareholder Rights Plan is a writing which speaks for itself.

     43. Denied. This Court held that actions of the Conrail directors in approving the provisions of the Conrail Shareholder Rights Plan were not a breach of fiduciary duty and were authorized by the BCL.

     44. Denied, with the exception that it is admitted that the Court scheduled a hearing on the motion for noon on November 4, 1996.

     45. The averments in the first sentence of paragraph 45 are denied. The remaining averments are admitted.

     46. Admitted that the Conrail Board met on November 5, 1996, and that on November 6, 1996, Conrail announced that it had considered and approved an amended tender offer by CSX. The remaining averments in paragraph 46 are denied as stated.

     47. Admitted.

     48. The averments in the first sentence of paragraph 48 are admitted. The remaining averments in paragraph 48 are denied as stated.

     49. Denied. This Court has ruled that the CSX offer is not coercive and that Conrail's shareholders have numerous options about which they have been fully informed.

     50. Denied. The excerpts cited by Plaintiffs in paragraph 50 are incomplete and out of context. The referenced newspaper report is a writing which speaks for itself.

     51. Denied as stated. The excerpt cited in paragraph 51 is incomplete and out of context. Schedule 14D-9 is a writing which speaks for itself.

     52. Denied, except that it is admitted that Conrail and CSX issued a joint press release on November 6, 1996.

     53. Denied. Further, the press release, the Lazard Freres and Morgan Stanley fairness opinion letters, and CSX's Schedule 14D-9, are writings which speak for themselves.

     54. Denied. The excerpts cited in paragraph 54 are incomplete and out of context. Further, the press release is a writing which speaks for itself.

     55. The first sentence in paragraph 55 is admitted. The remaining averments in paragraph 55 are denied.

     56. The first sentence in paragraph 56 is admitted. The remaining averments in paragraph 56 are denied as stated.

     57-58. Denied.

     59. Denied as stated. The Merger Agreement, as amended, between Conrail and CSX and the Conrail Shareholder Rights Plan are writings which speaks for themselves.

     60. Denied.

     61. Denied as stated. The Conrail Shareholder Rights Plan is a writing which speaks for itself.

     62. The averments in paragraph 62 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied.

     63-69. The averments in paragraphs 63-69 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Conrail Shareholder Rights Plan is a writing which speaks for itself.

     70. Denied, except that it is admitted that the Conrail Board met on November 4, 1996, extended the distribution date, and the Court denied Plaintiffs' motion.

     71-75. The averments in paragraphs 71-75 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Merger Agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     76. Denied. This Court found no evidence that the Conrail Board breached its fiduciary duties and held that each of the contested provisions of the Merger Agreement, as amended, are authorized by the BCL.

     77. Admitted to the extent not inconsistent with the Merger Agreement, as amended, between Conrail and CSX, which is a writing and which speaks for itself.

     78. The averments in paragraph 78 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Merger Agreement, as amended, between Conrail and CSX and the preliminary proxy materials are writings which speak for themselves.

     79. Denied.

     80-81. Denied as stated. Conrail's preliminary proxy materials are writings which speak for themselves. The excerpts cited in paragraphs 80-81 are incomplete and out of context. By way of further answer, those preliminary proxy materials were never disseminated by Conrail to Conrail's shareholders.

     82. The averments in paragraph 82 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Merger Agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     83. Denied.

     84-86. Denied as stated. The Stock Option Agreement and the Merger Agreement, as amended, between Conrail and CSX are writings which speak for themselves.

     87. The averments in paragraph 87 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Stock Option Agreement and the Merger Agreement, as amended, between Conrail and CSX are writings which speak f or themselves.

     88. Denied. This Court has held that the contested provisions of the Merger Agreement, as amended, between Conrail and CSX, including without limitation, the break-up fee provisions and Stock Option Agreement, and the actions of the Conrail Board in relation thereto, are valid and authorized under Pennsylvania law, and that the Conrail directors did not breach their fiduciary duties.

     89. Denied. This Court has held that the contested provisions of the Merger Agreement, as amended, between Conrail and CSX, and the actions of the Conrail Board in relation thereto, are valid and authorized under Pennsylvania law, and that the Conrail directors did not breach their fiduciary duties.

     90. The averments in paragraph 90 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied, with the exception that it is admitted that Pennsylvania law does not require directors to amend or redeem poison pill rights or to take action rendering anti-takeover provisions inapplicable.

     91. Denied. This Court has ruled that the actions of the Conrail Board in relation to the Merger Agreement, as amended, between Conrail and CSX are valid and authorized under Pennsylvania law, and that the Conrail directors did not breach their fiduciary duties.

     92. It is denied that Mr. LeVan's Employment Agreement is an integral part of the CSX transaction. The remaining averments in paragraph 92 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, Mr. LeVan's Employment Agreement and the Merger Agreement, as amended, between Conrail and CSX are writings which speak for themselves.

     93-94. Denied as stated. Mr. LeVan's Employment Agreement and the Merger Agreement, as amended, between Conrail and CSX are writings which speak for themselves.

     95. The averments in the first and second sentences of paragraph 95 are admitted. The averments in the third sentence are denied.

     96(a)-(b). Denied. Conrail's Preliminary Proxy Statement is a writing which speaks for itself.

     97(a)-(c). Denied. CSX's Schedule 14D-1 is a writing which speaks for itself.

     98. Denied. Conrail's Schedule 14D-9 is a writing which speaks for itself.

     99(a)-(u). Denied. Conrail's Preliminary Proxy Statement, CSX's
Schedule 14D-1, and Conrail's Schedule 14D-9 are each writings which speak for themselves.

     100(a)-(d). Denied. The referenced press release, CSX's Schedule 14D-1 Amendment No. 4, Conrail's Schedule 14D-9 with respect to the Norfolk Southern offer, and Conrail's Schedule 14D-9 Amendment No. 4 with respect to the CSX offer are each writings which speak for themselves.

     101. Denied.

     102. Admitted.

     103. Denied. Conrail's Shareholders Right Plan, including its continuing director provisions, is a writing which speaks for itself.

     104-105. Denied as stated. Conrail's Shareholder Rights Plan is a writing which speaks for itself.

     106. Denied.

     107-108. The averments in paragraphs 107-108 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied.

     109-110. Denied.

     111. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments in the first sentence of paragraph 111. The averments in the second sentence of paragraph 111 are denied as stated; Conrail's April 3, 1996 Proxy Statement is a writing which speaks for itself.

     112. Denied.

     113. Denied as stated. Conrail's By-Laws is a writing which speaks for itself.

     114. Admitted.

     115. The averments in paragraph 115 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. Conrail's Articles of Incorporation is a writing which speaks for itself.

     116. The averments in paragraph 116 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied.

     117-118. Denied.

     119. The averments in paragraph 119 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied.

     120.(a)-(h). Denied, with the exception that it is admitted that no demand has been made on Conrail's Board.

     121. It is admitted that Norfolk Southern and McQuade appear to be beneficial owners of Conrail common stock. The remaining averments are denied.

     122. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments in paragraph 122.

                                 COUNT ONE
                                 ---------

     123. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     124. Denied as stated. The duties of the Defendant Directors are as set forth in the BCL.

     125. The averments in the first sentence of paragraph 125 are admitted. The remaining averments are denied.

     126. Denied as stated.

     127-128. Denied.

                                 COUNT TWO
                                 ---------

     129. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     130. Denied as stated.

     131. Admitted.

     132. Denied as stated.

     133-134. Denied.

                                COUNT THREE
                                -----------

     135. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     136. The averments in paragraph 136 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied as stated.

     137-138 Denied.

                                 COUNT FOUR
                                 ----------

     139. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     140. The averments in paragraph 140 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Merger Agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     141. The averments in paragraph 141 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied except that it is admitted that Conrail is not a statutory close corporation.

     142. Denied, with the exception that the averments in the second sentence of paragraph 142 are denied as stated.

     143. Denied.

                                 COUNT FIVE
                                 ----------

     144. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     145-148. Denied.

                                 COUNT SIX
                                 ---------

     149. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     150-151. Denied.

     152. Denied, except that it is admitted that Conrail is not a statutory close corporation.

     153. Denied, with the exception that the averments in the second sentence of paragraph 153 are denied as stated. The Merger Agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     154-155. Denied.

                                COUNT SEVEN
                                -----------

     156. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     157-159. Denied.

                                COUNT EIGHT
                                -----------

     160. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     161. Denied as stated. The Merger Agreement, as amended, between Conrail and CSX is a writing which speaks for itself.

     162-164. Denied.

                                 COUNT NINE
                                 ----------

     165. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     166-167. The averments in paragraphs 166-167 are legal conclusions which require no answer.

     168. Denied, with the exception that the averments in the second sentence of paragraph 168 are denied as stated.

     169. Denied. The Conrail Shareholder Rights Plan, including its continuing director provisions, is a writing which speaks for itself.

     170. It is admitted that Plaintiffs seek such a declaration, but it is denied that they are entitled to it.

     171. Denied.

                                 COUNT TEN
                                 ---------

     172. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     173. Admitted.

     174. The averments in paragraph 174 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, the Conrail Shareholder Rights Plan and Conrail's By-Laws are both writings which speak for themselves.

     175. Denied. Conrail's Shareholder Rights Plan, including its continuing director provisions, and Conrail's By-Laws are writings which speak for themselves.

     176. Denied. Conrail's Shareholder Rights Plan, including its continuing director provisions, its Articles of Incorporation and its By-Laws are writings which speak for themselves.

     177. Denied.

                             COUNT ELEVEN
                             ------------

     178. Defendants repeat and reallege each of the foregoing as if fully set forth in this paragraph.

     179. Denied.

     180. Denied. Conrail's Shareholder Rights Plan, including its continuing director provisions, is a writing which speaks for itself.

     181. It is admitted that Plaintiffs seek such a declaration, but it is denied that they are entitled to it.

     182. Denied.

                                COUNT TWELVE
                                ------------

     183. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     184. The averments in paragraph 184 are legal conclusions which require no answer. To the extent an answer is deemed required, it is admitted that the Director Defendants owe fiduciary duties to Conrail and their actions are governed by the BCL.

     185-186. Admitted.

     187-191. Denied.

                               COUNT THIRTEEN
                               --------------

     192. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     193-195. Denied.

                               COUNT FOURTEEN
                               --------------

     196. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     197. The averments in paragraph 197 are legal conclusions which require no answer. Section 14(a) of the Exchange Act speaks for itself.

     198. The averments in paragraph 198 are legal conclusions which require no answer. Rule 14a-9 speaks for itself.

     199-203. Denied.

                               COUNT FIFTEEN
                               -------------

     204. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     205. The averments in paragraph 205 are legal conclusions which require no answer. Section 14(d) of The Exchange Act speaks for itself.

     206. Admitted.

     207. Denied. CSX's Schedule 14D-1, including Amendment No. 4, is a writing which speaks for itself.

     208-209. Denied.

                               COUNT SIXTEEN
                               -------------

     210. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     211. The averments in paragraph 211 are legal conclusions which require no answer. Section 14(d)(4) and Rule 14d-9 of The Exchange Act speak for themselves.

     212. Admitted.

     213-215. Denied.

                            COUNT SEVENTEEN
                            ---------------

     216. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     217. The averments in paragraph 217 are legal conclusions which require no answer. Section 14(e) of The Exchange Act speaks for itself.

     218-219. The averments in paragraphs 218 and 219 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied. By way of further answer, CSX's Schedule 14D-1 and Conrail's Schedule 140-9 and Proxy Statement are writings which speak for themselves.

     220. Denied. Defendants also incorporate their answers to paragraphs 97, 99 and 100 (a)-(b) above.

     221. Denied. Defendants also incorporate by reference their answers to paragraphs 98, 99 and 100 (a), (c) and (d) above.

     222. Denied. Defendants also incorporate by reference their answer to paragraphs 96, 99 above.

     223-226. Denied.

                            COUNT EIGHTEEN
                            --------------

     227. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     228. Denied. Defendants also incorporate by reference their answers to paragraphs 95 through 101 above.

     229. Denied.

                            COUNT NINETEEN
                            --------------

     230. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     231-238. Denied.

                             COUNT TWENTY
                             ------------

     239. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     240. Denied.

     241. Admitted.

     242. Denied as stated. The proxy materials are writings which speak for themselves.

     243. The averments to paragraph 243 are legal conclusions which require no answer. To the extent that an answer is deemed necessary, these averments are denied.

     244-246. Denied.

                           COUNT TWENTY-ONE
                           ----------------

     247. Defendants repeat and reallege each of the foregoing answers as if fully set forth in this paragraph.

     248. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments in paragraph 248.

     249. The averments in paragraph 249 are legal conclusions which require no answer. To the extent an answer is deemed required, those averments are denied.

     250. It is admitted that Plaintiffs seek such a declaration, but it is denied that they are entitled to it.

     251. Denied.

     WHEREFORE, Defendants respectfully request that this Court enter judgment in their favor and against all Plaintiffs on all claims and award to Defendants all their costs and attorney's fees, and grant any further relief that is right and just.

                                 DEFENSES
                                  --------

                               First Defense
                               -------------

     Plaintiffs have failed, in whole or in part, to state a claim upon which relief can be granted.

                            Second Defense
                            --------------

     Plaintiffs are barred from proceeding with their claims by the doctrine of law of the case.

                             Third Defense
                             -------------

     Plaintiffs' claims are barred by the doctrine of unclean hands.

                            Fourth Defense
                            --------------

     Plaintiffs' claims are barred by their fraudulent and deceitful conduct.

                             Fifth Defense
                             -------------

     Plaintiffs' state law claims are barred by the Pennsylvania Business Corporation Law of 1990, as amended, which authorizes the contested conduct of the Conrail Board.

                             Sixth Defense
                             -------------

     Plaintiffs' state law claims are barred because the actions of the Conrail Board were carried out in the exercise of their fiduciary duties to the corporation, in good faith after reasonable investigation, and in the best interests of Conrail.

                            Seventh Defense
                            ---------------

     Plaintiffs' claims for injunctive relief are barred because of the absence of fraud or fundamental unfairness.

                            Eighth Defense
                            --------------

     Plaintiffs' claims are barred for failure to satisfy the requirements of Federal Rule of Civil Procedure 23.1, including without limitation, the requirement that Plaintiffs be adequate representatives of the interests of Conrail's shareholders.

                             Ninth Defense
                             -------------

     Plaintiffs' federal securities law claims should be dismissed as moot.

                             Tenth Defense
                             -------------

     Plaintiffs lack standing to pursue their state law claims because they are not suing in their capacity as shareholders, as such, as required by BCL ss. 1717.

                           Eleventh Defense
                           ----------------

     Plaintiffs' claims are barred for failure to comply with the requirements precedent to maintenance of a shareholder derivative action, including without limitation, their unjustified failure to make a pre-suit demand upon the Conrail Board.

                            Twelfth Defense
                            ---------------

     Plaintiffs' claims are barred, in whole or in part, because Conrail and CSX are entitled to recoupment and/or an offset for the amounts claimed as damages in the Counterclaim which is incorporated herein by reference.

                          Thirteenth Defense
                          ------------------

     Defendants hereby deny, to the extent not previously denied, any and all allegations previously made by Plaintiffs, including, but not limited to, those made in Plaintiffs' original Complaint and their First Amended Complaint.


     WHEREFORE, Defendants respectfully request that this Court enter judgment in their favor and against all Plaintiffs on all claims and award to Defendants all their costs and attorney's fees and grant any further relief that is right and just.


                               COUNTERCLAIM
                               ------------

     Counterclaim-Plaintiffs, Conrail and CSX, by their undersigned counsel, allege upon knowledge with respect to themselves and their acts, and upon information and belief as to all other matters, as follows:


                             INTRODUCTION
                             ------------

     1. Their plans frustrated by the sound business judgment of the Conrail Board that a strategic merger of equals between Conrail and CSX -- rather than a sale of Conrail to Norfolk Southern--is in the best interests of Conrail and its constituencies, Norfolk Southern and certain of its executiv e officers have engaged in a sustained and systematic effort to cause the breach, frustration or termination of Conrail/CSX merger agreement ("Merger Agreement") or to otherwise prevent the contemplated Conrail/CSX merger. This attack on the merger has been implemented through the broad disseminati on of materially false and misleading information and the announcement and promotion of an illusory tender offer; the commencement and prosecution of a lawsuit premised upon false allegations of fact, deceptive characterizations, and a blatant misapplication of Pennsylvania law; the false and misleading solicitation of proxies for the upcoming Conrail shareholder votes; and other efforts to manipulate the market through conduct that is unfair, tortious, and in violation of the federal securities laws.

     2. As set forth in detail in this Counterclaim, Norfolk Southern has announced and promoted an illusory, hostile tender offer for Conrail's stock, which includes as its linchpin the unlawful and unachievable condition that the Conrail/CSX Merger Agreement end, either by breach of the agreement by Conrail or by termination of the agreement by Conrail and CSX. That tender offer is also conditioned upon the Conrail Board adopting a strategic direction for Conrail that it had already rejected.

     3. Norfolk Southern has been continuously and intentionally misleading the market, and Conrail's shareholders, by failing to tell them that a tender by Conrail shareholders of their shares to Norfolk Southern would be futile, because payment of the current $110 per share price cannot occur on the scheduled expiration of the offer unless a breach of the Merger Agreement occurs. That the tender offer was merely a tactical ploy was made clear when, barely a week after it was announced, David R. Goode ("Goode"), the Chief Executive Officer of Norfolk Southern, arranged a meeting with the Chief Executive Officer of CSX and offered to drop the Norfolk
Southern tender offer in return for obtaining the Conrail assets that Norfolk Southern covets.

     4. Norfolk Southern has extended its tender offer to December 16, 1996, but it is still expressly conditioned on the same unachievable and unlawful conditions. Norfolk Southern continues its offer so as to continue to confuse, mislead and manipulate shareholders of Conrail, to tortiously interfere with the Conrail/CSX strategic merger, to injure Conrail and CSX, and to induce a breach of the Conrail/CSX merger agreement.

     5. By these tactics, Norfolk Southern hopes it can: (a) induce or coerce a breach or termination of the merger agreement; (b) blackmail Conrail and CSX into allowing Norfolk Southern to "cherry pick" the routes and assets of Conrail which Norfolk Southern has been overtly and covertly seeking to acquire over the past several years; and/or (c) disrupt the merged entity's relationships with prospective business partners, customers and employees.

     6. Norfolk Southern's lawsuit is meritless and a sham. On November 19, 1996, after two days of hearings, the Court rejected Norfolk Southern's demand to enjoin the CSX tender offer. The Court found that "directors have every right to favor one competing bid over another and particularly have the right to resist hostile takeovers . . . " The Court further found "absolutely" no evidence of any lack of good faith or reasonable investigation by the Conrail Board of Directors.

     7. In this action, Conrail and CSX seek to obtain money damages for the economic injuries and damage inflicted upon, and to be inflicted upon, them by Counterclaim-Defendants' continuing tortious interference with the Merger Agreement, which damages include loss of Conrail's bargain and potential bargain and the resultant consequential and incidental damages; increased costs and burdens in connection with the Merger Agreement; and attorneys' fees, consultant fees, expert fees, court costs and other expenses incurred in defending against the illegal and improper actions of Counterclaim-Defendants. Further, because Counterclaim-Defendants' wrongdoing is and has been malicious, intentional and outrageous, punitive damages are hereby requested.


                              THE PARTIES
                              -----------

     8. Counterclaim-Plaintiff Conrail is a Pennsylvania corporation with its principal office at Two Commerce Square, 2001 Market Street, Philadelphia County, Philadelphia, PA 19101. Conrail's rail service subsidiary provides rail freight transportation service over approximately 17,700 route miles in the Midwest and Northeast. Conrail is a publicly held company whose stock is traded on the New York and Philadelphia Stock Exchanges.

     9. Counterclaim-Plaintiff CSX is a Virginia corporation with its principal office at One James Center, 901 East Carey Street, Richmond, VA 23219. CSX is a transportation company providing rail, intermodal, ocean container-shipping, barging, trucking and contract logistic services. CSX's rail transportation operations serve the Southeastern and Mid-Western United States. CSX is a publicly held company whose stock is traded on the New York Stock Exchange.

     10. Counterclaim-Defendant Norfolk Southern is a Virginia corporation with its principal office located at Three Commercial Place, Norfolk, VA 23510-2191. Norfolk Southern is a holding company for Norfolk Southern Railway Company and its subsidiaries, which operate rail and motor transportation services. Norfolk Southern is the owner of and/or controls, directly or indirectly, Counterclaim-Defendant Atlantic Acquisition Corporation. Norfolk Southern is a publicly held company whose stock is traded on the New York Stock Exchange.

     11. Counterclaim-Defendant Kathryn B. McQuade ("McQuade") is an individual residing at 5114 Hunting Hills Drive, Roanoke, VA 24014. McQuade is Vice President-Iternal Audit of Norfolk Southern. At all times relevant herein, McQuade is alleged to have acted individually in her own behalf, and she has conspired with Norfolk Southern to engage in some of the acts alleged herein.

                        JURISDICTION AND VENUE
                        ----------------------

     12. This Court has jurisdiction over this counterclaim pursuant to 28 U.S.C. section 1367.

     13. Venue is proper in this district pursuant to 28 U.S.C. _section
1391.

                            FACTUAL BACKGROUND
                             ------------------

         Norfolk Southern's Prior Attempts To Acquire Conrail
         ----------------------------------------------------

     14. Conrail is one of the great corporate success stories of recent years. Originally a government-created enterprise that emerged from the collapse of Penn Central and other bankrupt Northeastern railroads, Conrail is now a strong, cost-efficient, financially stable Northeastern-Midwest railroad that provides competitive transportation over lines stretching from Boston and New York West to St. Louis and Chicago.

     15. Norfolk Southern has coveted the lines and assets of Conrail for many years. Norfolk Southern first sought vigorously to acquire Conrail's assets from the Federal Government, but was rebuffed by Congress, which ordered Conrail's privatization by way of a public offering of its stock in 1987.

     16. Commencing in the Spring of 1994, Norfolk Southern again attempted to purchase Conrail. Conrail's Board considered the Norfolk Southern proposal, but found it not to be in the best interests of the corporation for various reasons. Conrail did offer to consider a transaction with Norfolk Southern with an exchange ratio of 1.1 shares of Norfolk Southern stock for 1 share of Conrail stock, which Norfolk Southern through Goode refused. At then-current market prices, the premium offered by Norfolk Southern for Conrail shares would have been less than 20% or a value of about $65 per share. In addition, Norfolk Southern was unwilling to consider placing the shares in a voting trust, pending regulatory approval of the proposed purchase.

     17. Undeterred by the failure of these direct talks with Conrail, Norfolk Southern then had discussions with CSX during the Summer and Fall of 1995 to develop a plan whereby Norfolk Southern would acquire Conrail and then carve it up by selling substantial Conrail assets to CSX. Norfolk Southern and CSX could not reach agreement between themselves on the terms of the carve up and talks between them ceased.

     18. During the winter of 1995-96, Norfolk Southern and Goode then considered a hostile takeover of Conrail, a course of conduct that Goode implied to David LeVan, Conrail's President, Chairman and CEO ("LeVan") in a meeting with LeVan in October 1995. No such offer was forthcoming. While Norfolk Southern publicly stated it was dropping the idea of a hostile takeover, it in fact continued to hold the intention of somehow acquiring the Conrail lines most valuable to Norfolk Southern.

                  The Railroad Industry Consolidation
                  -----------------------------------

     19. During this same general time period, the mergers of other railroads were changing the structure of the railroad industry. In June of 1994, Burlington Northern ("BN") and the Atchison, Topeka and Sante Fe railroads ("SF") announced a far-reaching consolidation of their Western and Midwestern rail lines.

     20. In August 1995, Union Pacific ("UP")--which had just acquired the Chicago and North Western Railroad--and Southern Pacific ("SP") agreed to join their extensive rail holdings. Only days after the UP/SP announcement, the Interstate Commerce Commission ("ICC") (subsequently abolished and rep laced by the Surface Transportation Board ("STB")) rendered its final approval of the 1994 BN/SF merger. In both the BN/SF and the UP/SP decisions, the ICC and STB reaffirmed long-standing ICC views that rail mergers produce significant service, cost savings and efficiency benefits.

     21. After the mid-1995 announcement of the UP/SP merger agreement, Conrail attempted to acquire the eastern lines of SP in order to expand Conrail's network in the Southeast as far as the Gulf of Mexico, ultimately offering a price of $1.9 billion. The STB's subsequent approval of the UP/SP merger foreclosed Conrail's attempt to purchase the SP lines.

               Conrail's Search for a Strategic Partner
               ----------------------------------------

     22. The STB decision in the UP/SP case was perceived to clarify and confirm the types of merger benefits and efficiencies which the STB would find to be in the public interest and the types of remedies for competitive concerns that the STB would consider appropriate. In addition, changes in the time limits for STB merger reviews were made in the governing statute and in STB procedures, significantly reducing the time period for completion of the merger review process. These developments were believed to provide opportunities to Conrail to expand its rail operations through a strategic alliance with another railroad. At the same time, they generated a risk of a hostile tender offer and also raised fears that Conrail might be left behind if further consolidation occurred without Conrail.

     23. In light of these developments, Conrail continued to analyze its strategic alternatives, including consolidations with other railroads. Conrail devoted substantial time and energy in 1995 and 1996 to determining what strategic alternative would offer the greatest opportunities to its constituencies, including its shareholders, customers and the public.

     24. At no time did the Conrail Board elect to put Conrail on the auction block for sale to the highest bidder.

            The September 25-26, 1996 Conrail Board Retreat
            -----------------------------------------------

     25. The results of Conrail's analyses were put before the Conrail Board on September 25 and 26, 1996, during the Board's retreat in Ligonier, Pennsylvania. Presentations were made concerning possible strategic partnerships, the state of the industry, and the economic priorities of Conrail. Management recommended to the Board that a combination with CSX was Conrail's most attractive opportunity. A strategic combination with CSX was predicted to yield $150 million per year in greater benefits than those obtainable in a combination with Norfolk Southern. These benefits included enhanced revenue opportunities by joining CSX's steam coal and phosphate fertilizer producers with Conrail's generating plant and farm consumers; expansion of Conrail's service area throughout Florida (where Norfolk Southern had little reach); tremendous enlargement of Conrail's single-line service; and greater opportunity for improved profitability through reduced operating ratios and enhanced management and operating efficiencies.

     26. During the presentation, the Board also considered Norfolk Southern's ongoing interest in acquiring Conrail, and LeVan apprised the Board of his recent contacts with Goode, in which Goode had expressed Norfolk Southern's interest in purchasing Conrail.

     27. After duly considering all of these factors over the course of the two-day retreat, Conrail's Board reaffirmed that Conrail was not for sale, and authorized Conrail management to initiate negotiations with CSX to explore the possibility of a strategic combination with CSX.

     28. Pursuant to the Board's directions, Conrail management and its legal and financial advisors participated in early October in frequent and intensive negotiations with CSX to hammer out the terms of a possible merger agreement. LeVan established early on Conrail's requirements for any such agreement, including a full and fair price for Conrail's shareholders and a true merger-of-equals in which the management and Boards of Directors of both CSX and Conrail would play an instrumental role in the combined entity's operation and development.

     29. In pursuing negotiations with CSX, Conrail and its Board also rejected any notion of putting Conrail up for public auction, because an auction approach carried a substantial risk that, given the small number of potential bidders, one bidder might collude with another competitor and purchase Conrail for a lower price. Such collusive bidding would, thus, risk losing CSX as a partner and deny Conrail's shareholders higher share value. In fact, as further set forth herein, CSX and Norfolk Southern had considered a joint bid in the recent past; therefore, an auction approach would have been detrimental to achieving the best transaction for Conrail, its shareholders and its other constituencies.

     30. Conrail initially pursued a stock-for-stock exchange with CSX, but ultimately considered other structures because of the potential for dilution of CSX's stock. Conrail also continued to reject an all-cash merger because Conrail's shareholders would not have continuing participation in the combined company and because the merger would become a taxable transaction. The companies finally agreed upon a structure of 40% cash and 60% stock, which yielded an efficient transaction in light of CSX's existing capital structure.

     31. The "price" ultimately negotiated with CSX was at the high end of prices paid in other railroad mergers. At the then-current prices, the merger reflected over a 30% premium for Conrail shareholders, and a premium of over 40% if the Conrail trading price was adjusted for price distortion due to recent take-over speculation. The relative values were dramatically superior to the premium that Goode had rejected in 1994.

     32. The governance terms of the agreement negotiated were also important and favorable to Conrail and ensured that Conrail's various constituencies would be treated fairly and favorably by, and would be full participants in, the combined entity:

          (a) The new entity's headquarters would be located in Philadelphia;

          (b) LeVan would be President of the railroad operations initially and succeed CSX's Chairman and Chief Executive Officer, John W. Snow ("Snow"), as Chief Executive Officer of the holding company in two years;

          (c) Half of the board seats and committees of the combined entity would be filled by Conrail directors; and

          (d) Shareholders would maintain a significant continuing equity interest in the combined entity.

     33. These management discussions with CSX were reported to the Conrail Board at a meeting on October 10, 1996.

              The October 14, 1996 Conrail Board Meeting
              ------------------------------------------

     34. On October 14, 1996, the Conrail Board gave final consideration to the proposed Conrail/CSX strategic merger. The Board was presented with a detailed analysis of the relative benefits of a Conrail/CSX strategic merger, which included, among other things, high potential growth, high synergistic potential, a diversified customer base, expanded service partnerships with utilities, coal producers, and other customers, greater single-line service and other benefits for customers, operating savings, the benefit of the similar operating and commercial visions that pervaded the two companies and good strategic placement for Conrail in ongoing indus try-wide consolidation. In addition, the Board was presented with a comparison of the structure of the CSX and Norfolk Southern operations and analyses of the fairness of CSX's purchase price.

     35. After determining that the merger was in the best interests of Conrail, the Board unanimously agreed, and in a separate vote the outside directors unanimously agreed, to approve the Conrail/CSX strategic merger and enter into a merger agreement.

                         The Merger Agreement
                         --------------------

     36. That same day, October 14, 1996, Conrail and CSX executed the Merger Agreement. The Merger Agreement includes the following terms:

          (a) A tender offer (the "Initial Tender") for up to 19.9% of Conrail's shares at a price of $92.50 per share.

          (b) A Special Shareholders Meeting ("First Shareholders Meeting") currently scheduled for December 23, 1996, to consider an amendment to Conrail's Articles of Incorporation to opt-out of Chapter 25, Subchapter E of the BCL (the "Articles Amendment").

          (c) If Conrail shareholders approve the Articles Amendment, a second tender offer for up to an additional 20.1% of Conrail shares at a price of $92.50 per share, representing a premium of more than 30% over Conrail's October 15, 1996 stock price
     ("Second CSX Tender Offer").

          (d) A Special Shareholders Meeting (the "Second Shareholders Meeting") at which Conrail shareholders will have the opportunity to approve or reject the strategic merger.

          (e) If approved at the Second Shareholders Meeting, a merger with Conrail under which Conrail shareholders will receive
     1.85619 shares of CSX stock for each share of Conrail common stock.

          (f) A provision that the board of directors of the surviving corporation will be divided equally between directors selected by Conrail and directors selected by CSX.

          (g) Location of the corporate headquarters of the combined entity in Philadelphia, PA, with LeVan as the immediate President and Chief Operating Officer of the combined entity, his selection as the Chief Executive Officer of the combined entity in two years, and his selection as Chairman of the combined entity in four years.

A copy of the Merger Agreement is not attached hereto because it is extremely lengthy and because it is already in the possession of Counterclaim-Defendants.

     37. On October 15, 1996, Conrail publicly announced that it had agreed to a strategic merger with CSX. In accordance with the Merger Agreement, on October 16, 1996, CSX commenced the Initial Tender to purchase up to 19.9% of the shares of stock of Conrail at a price of $92.50 per share. Conrail concurrently filed a Schedule 14D-9 with the Securities and Exchange Commission ("SEC") and recommended the Initial Tender to Conrail shareholders.

     38. The Conrail/CSX strategic merger met with immediate praise from the financial community.

                     Norfolk Southern's Scheme to
               Sabotage the Conrail/CSX Strategic Merger
               -----------------------------------------

     39. In its Complaint, Norfolk Southern has alleged that at a meeting of the Norfolk Southern Board on September 24, 1996, Goode was directed by his Board to contact LeVan and present LeVan with a concrete proposal for a combination of Norfolk Southern and Conrail.

     40. Goode has misrepresented that he called LeVan after the Norfolk Southern Board meeting on September 24 and before Conrail's strategic meetings on September 25 and 26, 1996, in Ligonier. In fact, Goode did not make this call to LeVan, and he never told LeVan that he had a concrete proposal or that he wanted to make a presentation to the Board. Moreover, at that time no concrete proposal had been formulated by Norfolk Southern.

     41. Upon learning of the Conrail/CSX strategic merger announcement, and knowing that he had failed to carry out the recently expressed wishes of his Board, Goode and others on behalf of Norfolk Southern immediately began formulating a scheme to destroy the merger, take over Conrail or certain of its key assets, damage financially the merged Conrail/CSX company and reduce its ability to compete with Norfolk Southern, and/or disrupt the merged entity's relationships with current and prospective business partners, customers and employees.

     (1) Norfolk Southern's Hostile Tender Offer and its False and Misleading Public Statements About the Offer and the
          Conrail/CSX Merger Agreement

     42. Norfolk Southern announced an illusory and unlawfully conditioned hostile tender offer (and initiated a media campaign concerning the offer) specifically designed to: (1) deceive Conrail shareholders into tendering their shares to Norfolk Southern and not to CSX and/or vote against the ste ps necessary to consummate the merger; (2) induce Conrail or CSX to breach and/or terminate the Merger Agreement; and/or (3) deny Conrail and its shareholders the future benefits of the strategic merger and future prospective business relations arising from the merger.

     43. On October 23, 1996, Norfolk Southern announced that it would launch an unsolicited tender offer for 100% of Conrail's shares at $100 per share, conditioned, among other things, upon: (a) sufficient financing for the tender offer; (b) affirmative action by the Board or shareholders of Conrail to render Chapter 25, Subchapter F of the BCL inapplicable to the offer; (c) termination of the Merger Agreement "according to its terms or otherwise"; and (d) the inapplicability or invalidity of Conrail's Shareholder Rights Plan.

     44. Norfolk Southern's offer contained material conditions that it must have known could not and would not be satisfied by its expiration date -- in particular, termination or breach of the Conrail/CSX Merger Agreement. Given the conditions imposed by Norfolk Southern its offer was aptly described by Norfolk Southern's own expert witness as a "pie in the sky." Hearing, Nov. 18, 1996, Tr. 85.

     45. The entire tender offer was an attempt to coerce and induce a breach of the Merger Agreement and to mislead and manipulate the Conrail shareholders and the investing public.

     46. Even prior to the opening of trading on October 23, 1996, senior executives of Norfolk Southern met with securities analysts to announce that Norfolk Southern was making an offer to purchase Conrail shares at $100 per share. At this meeting, Norfolk Southern intentionally made material misstatements by failing to inform these analysts that: (1) the Conrail Board had no duty whatsoever to auction Conrail; (2) that Conrail had informed Norfolk Southern that Conrail was not for sale; and (3) that the tender offer could not be consummated pursuant to its terms.

     47. Completion of the Norfolk Southern tender offer was never possible because, as Norfolk Southern well knew or should have known when it announced its tender offer, the Merger Agreement specifically precluded Conrail until April 13, 1997 (or, if earlier, the date on which the Merger Agreement is terminated for any other reason, such as the failure by Conrail's shareholders to approve the merger at a meeting duly called to vote thereon) from: (i) withdrawing or modifying, or publicly proposing to withdraw or modify, its approval or recommendation of the CSX tender offer and the merger in a manner adverse to CSX; (ii) approving or recommending, or publicly proposing to approve or recommend, any competing proposal (such as the Norfolk Southern tender offer); or (iii) causing Conrail to enter into any agreement related to any such competing proposal. Indeed, Norfolk Southern knew that the Conrail Board was under no obligation ever to recommend the Norfolk Southern offer.

     48. To bolster their scheme to disrupt the Merger Agreement and strategic merger, Norfolk Southern and its subsidiaries omitted material information from the Schedule 14D-1 filed with the SEC on October 24, 1996, regarding the impossibility of Norfolk Southern paying to Conrail shareholders the $100 per share in its tender offer, including the fact that the Norfolk Southern offer could close only if Conrail and CSX agreed to terminate the Merger Agreement or if the Merger Agreement were breached by Conrail, with the resulting potential damages and other legal consequences.

     49. In addition, Norfolk Southern and its subsidiaries omitted material information from the definitive proxy statement filed on November 4, 1996, regarding Norfolk Southern's inability to pay Conrail shareholders $100 per share in accordance with its offer and falsely insinuated that Norfolk Sout hern could force the Conrail Board to apply auction rules to a strategic merger of equals transaction where they do not apply.

     50. Norfolk Southern also launched an aggressive and misleading media campaign, including full page ads in the Wall Street Journal, New York Times, and Philadelphia Inquirer in an effort to dissuade Conrail's shareholders from voting to opt out of Subchapter 25E of the BCL and also to persuade them to make a futile tender of their shares to Norfolk Southern. The advertisements again misleadingly omitted material facts regarding the timing of Norfolk Southern's purchase of shares (i.e., that the Conrail shareholders could not successfully tender their shares to Norfolk Southern because Norfolk Southern's tender offer was conditioned upon termination or breach of the Conrail/CSX Merger Agreement), perpetuated the illusion of an offer that could result in the payment to Conrail shareholders $100 per share, and falsely insinuated that Norfolk Southern could force the Conrail Board to apply auction rules to a strategic merger of equals transaction.

     51. Norfolk Southern's campaign of deceit and misinformation succeeded in illegally manipulating the market. Numerous investors accepted Norfolk Southern's $100 offer on its face without discounting the offer's value based upon Norfolk Southern's inability to actually consummate the tender offer within 180 days (it could never take place without the approval of the Conrail Board). Some analysts and investors also incorrectly inferred that Conrail was being auctioned.

     (2) Norfolk Southern's Vexatious and Deceptive Lawsuit
         --------------------------------------------------

     52. On October 23, 1996 -- the same day Norfolk Southern announced its tender offer -- Counterclaim-Defendant Norfolk Southern and Kathryn B. McQuade ("McQuade") (Vice President-Internal Audit of Norfolk Southern) filed the Complaint in this action. The Complaint, the proposed First Amended Complaint, and the Second Amended Complaint were verified by Henry
C. Wolf, Executive Vice President-Finance of Norfolk Southern.

     53. The lawsuit constitutes part of Norfolk Southern's scheme of unfair and unlawful interference with the Merger Agreement and the merger by, among other things, seeking to enjoin: (a) a meeting of Conrail's shareholders, thus preventing Conrail's shareholder's from having the opportunity to approve or reject the proposed amendments to Conrail's Articles of Incorporation; and (b) any steps toward consummation of the Merger Agreement.

     54. Norfolk Southern knew or in the exercise of reasonable judgment should have known that it lacked standing to sue Conrail, its Board or CSX. Desperate to interfere with the Merger Agreement, however, Norfolk Southern hurriedly acquired 100 shares of Conrail stock in someone else's name and recruited Counterclaim-Defendant McQuade to join the suit as a shareholder in an effort to disguise its deficient "shareholder" derivative lawsuit.

     55. Central to the lawsuit are allegations that Norfolk Southern offered Conrail a 1.1 to 1 exchange ratio in 1994, that Norfolk Southern had a concrete proposal for combining with Conrail in September 1996, and that therefore Conrail somehow has an obligation to negotiate with Norfolk Southern concerning a possible merger. Norfolk Southern intentionally made these false and materially misleading allegations even though Norfolk Southern and Goode knew, or in the exercise of reasonable judgment should have known that: (a) it was Norfolk Southern that walked away from a 1.1 to 1 exchange with Conrail; (b) Goode had no concrete proposal to make to Conrail in September 1996; and (c) Conrail had no obligation to negotiate with Norfolk Southern at any time and had contractual obligations not to do so beginning in October 1996.

     56. This groundless and deceptive lawsuit was used by Norfolk Southern as a basis for publicizing the false allegations and misleading characterizations that are the heart of Counterclaim-Defendants' improper, unlawful and unfair scheme to undermine the Merger Agreement, prevent the merger, and impair Conrail's and CSX's future business relations.

     57. On November 19, 1996, following a two-day evidentiary hearing, the Court denied Norfolk Southern's request for preliminary injunctive relief on the grounds that Plaintiffs were not likely to succeed on the merits of their claim, but this decision only came after Conrail and CSX were forced to spend substantial amounts in legal fees, consultant fees, expert witness fees, and other costs and expenses related to that groundless litigation.

     (3) Norfolk Southern's Attempted Intimidation of the Officers and Directors of Conrail and CSX and Solicitation of a Breach of the Merger Agreement

     58. Norfolk Southern and Goode have publicly and privately attempted to intimidate the officers and directors of Conrail and CSX, in an effort to induce a breach or termination of the Merger Agreement. These efforts at intimidation include statements by Goode that, among other things, Norfolk Southern will take a "scorched earth" approach, will "stop at nothing" to halt the strategic merger, and will "destroy" the deal, because Norfolk Southern's corporate pride is at stake. A Norfolk Southern spokesman told The Boston Globe on November 5, 1996, that "[w]e are pursuing this with a vengeance."

     59. Norfolk Southern and Goode have also publicly and falsely alleged that the Conrail/CSX strategic merger is being orchestrated by LeVan for his personal aggrandizement and to increase his pay. Norfolk Southern made these statements with the intent to deceive the market and to cause a breach of the Merger Agreement. Norfolk Southern has the temerity to make these charges despite the fact that it knows full well, or in the exercise of reasonable judgment should have known, that provisions for corporate successors are common in merger agreements and that LeVan is currently under-compensated by industry standards. In fact, the Court specifically found as follows:

          There have been allegations suggesting that the whole CSX-Conrail merger is being motivated by Mr. LeVan or because it would assure him by contract of certain higher personal income. I see nothing wrong with the merger agreement providing who will be the main executive officers for the first few years after the completion of the merger, and I think the witnesses who testified explained very clearly why it was really important that they have this assurance in order that the merger should succeed.

          I can see why the directors of Conrail might very well want to be sure that their existing top executive officer would continue in top management in the merged corporation, and that the first board of directors at least will consist equally of former CSX and former Conrail board members.

     60. Norfolk Southern and Goode have also actively solicited CSX to breach its Merger Agreement with Conrail. Over the weekend of November 2, 1996, Goode, who knew of Conrail's agreement with CSX, met with Snow in Williamsburg, Virginia. At that meeting, Goode produced a map and proposed, with the intention to cause CSX to breach or circumvent the intent of the Merger Agreement with Conrail, that Conrail's assets and rail lines be divided between CSX and Norfolk Southern. In return, Norfolk Southern stated that it would drop its tender offer.

     61. This solicitation was an attempt by Norfolk Southern to re-institute the talks which Norfolk Southern had held with CSX in 1995, wherein Norfolk Southern would have carved-up Conrail.

     (4)  Norfolk Southern's Public Relations Effort to Falsely
          Portray the Merger Agreement to the Investing Public in
          Further Support of its Wrongful Scheme

     62. Norfolk Southern has launched an extensive public relations effort designed to mislead the investing public and sow doubt and confusion among Conrail's shareholders and institutional investors concerning the economic viability of the merger, to publicly disparage the business methods and j udgments of Conrail's and CSX's Boards of Directors, and to falsely suggest that the Conrail/CSX strategic merger was being undertaken by Conrail to benefit the senior management of Conrail rather than the company and its constituencies. Norfolk Southern has, among many other examples, made the fol lowing false public statements knowing them to be false, with the intent to deceive the market, and to pressure Conrail and CSX into breaching or terminating the Merger Agreement:

          (a) In proxy solicitation materials dated November 8, 1996, Norfolk Southern stated that Conrail shareholders have "nothing to gain from approving the amendment proposal." This statement is false. Approval of the amendment proposal would create immediate potential shareholder benefits, including a second tender offer by CSX for Conrail shares, and would take a further step toward realizing the benefits of the Conrail/CSX merger.

          (b) In a November 9, 1996 statement in the Dow Jones
     Commodities Service, Norfolk Southern said it would purchase the shares in a manner that would provide an immediate cash payment to Conrail Shareholders, adding that Conrail Shareholders may have to wait longer to receive the total value of the CSX offer.

          In addition, just yesterday, on December 4, 1996, Norfolk Southern stated in a shareholder presentation that Norfolk
     Southern's offer entails "[i]mmediate value" for Conrail shareholders, and that a vote against the Subchapter 25E opt out would help "NS win" and would lead to "higher" and "more immediate value" for Conrail shareholders.

          These statements are false. Norfolk Southern currently cannot implement its offer to pay any Conrail shareholders cash for their shares at the scheduled expiration date of its offer.

          (c) In an advertisement in the Wall Street Journal dated November 11, 1996, Norfolk Southern made the following false and misleading statements:

          "1. The value of the back-end stock will fluctuate with price of CSX stock, and there is no downside protection."

          This statement is misleading because it only tells part of the story -- shareholders will also share in any upside (a matter which the Court has found).

          "2. Exactly the kind of two-tiered, coercive offer that the Pennsylvania Fair Value Statute was intended to address."

          This statement is false. First, the Pennsylvania Fair Value Statute was intended to protect against hostile tender offers that a board of directors has not approved or determined are in the best interests of the corporation. The CSX merger is a friendly transaction approved and recommended by the Conrail Board because it is in the best interest of the corporation, considering all of its constituencies. Second, the CSX offer is neither coercive nor unlawful, and the Court agreed: Fluctuation of the CSX stock price, "as I see it, does not make the matter inherently unfair, unlawful or coercive."

          "3. Does not maximize shareholder value."

     This is false and misleading. In denying Norfolk Southern a preliminary injunction, the Court stated:

               Until the merger actually goes through, if it does, the actual amount or valuation of the backend cannot be accurately determined. CSX stock has apparently -- may advance or it may decline in the open market prior to the time that the exchange actually takes place. And we really have no way of knowing what that is.

          Moreover, the testimony revealed that CSX's internal projections indicate a per share value for the stock portion of the CSX offer higher than the current market price, which would significantly exceed Norfolk Southern's $110 per share offer.

          (d) In a November 11, 1996 advertisement in the New York Times, Norfolk Southern stated that up to 100% of Conrail's shares can be purchased by Norfolk Southern through a voting trust in the near term. This is misleading. Norfolk Southern either knew or in the exercise of reasonable judgment should have known, that without Conrail breaching or terminating its agreement with CSX, Norfolk Southern could not purchase shares pursuant to its offer prior to mid-April, 1997.

          (e) In Amendment No. 10 to Schedule 14D-1, Exhibit (a) (45), filed on November 18, 1996 (and appearing in the New York Times) Norfolk Southern stated:

          Norfolk Southern and Conrail can both boast overfunded pension funds, ensuring peace of mind for retirees. CSX's claim to fame is its recent recognition as one of the "Top 50 Companies with the Largest Underfunded Pension Liability" [footnote omitted]. CSX could merge its anemic fund with Conrail's, thereby using money accumulated for Conrail employees to fund CSX's promises to its own employees. In addition, in Amendment No. 7 to Schedule 14D-1, Exhibit (a)
          (38), filed on November 12, 1996, Norfolk Southern included remarks by Goode at a transportation conference which state:

          At the same time, I'd be concerned about my retirement. I'd want my overfunded Conrail pension fund to be combined with Norfolk Southern's overfunded pension fund. I would not want it anywhere close to CSX's, which had been on the Pension Benefit Guarantee Corporation's list of Ten Most Underfunded Pension Plans.

          This is an attempt to mislead Conrail's retiree-shareholders into believing that the merger with CSX would jeopardize their retirement pensions by creating a plan that was underfunded. In fact, simple arithmetic based on Conrail's and CSX's most recent annual reports demonstrates that the post-merger pension fund would be overfunded.

          (f) In a press release dated November 19, 1996, Norfolk
          Southern stated that:

          Throughout two days of testimony before the District Court, there was no dispute that Norfolk Southern's offer was financially superior to CSX's.

          This statement is false. The future value of the Merger back-end is unknown, but it may substantially increase to a value in excess of Norfolk Southern's "offer". In fact, the Court found at the hearing, based upon the testimony presented, that the relative value of the offers was uncertain:

          Until the merger actually goes through, if it does, the actual amount of valuation of the back end cannot be accurately determined. CSX stock has apparently -- may advance or it may decline in the open market prior to the time the exchange actually takes place. And we really have no way of knowing what that is.

     (g) In Amendment No. 13 to Schedule 14D-1, Exhibit (a)(47), filed on November 21, 1996, Counterclaim-Defendants stated that "the only major conditions that remain to be satisfied are those requiring actions by Conrail's board of directors". This statement is materially misleading in that it suggests that the Conrail Board could freely chose to satisfy the condition. The statement does not disclose that Norfolk Southern's remaining conditions would require Conrail to "act" by breaching its Agreement with CSX or that, if the Merger Agreement is to be terminated, the consent of CSX is necessary.

          (h) On December 4, 1996, Norfolk Southern ran a full page advertisement in the Philadelphia Inquirer and the Pittsburgh Post Gazette aimed at Conrail's shareholders, employees and retirees that again makes false and materially misleading statements regarding the effect of the Conrail/CSX merger on the jobs and pensions of Conrail's employees. Norfolk Southern also made the following statement:

               Employees should also know that a number of senior Conrail executives have been selling Conrail shares not only pursuant to the CSX offer but also in the open market. Does this manifest a lack of confidence in the value and the chances of completion of CSX's proposed deal, which would have 75% of the remaining Conrail shares converted into CSX stock in the back-end merger?

     This statement is false and misleading. As disclosed in Amendment No. 7 to Conrail's Schedule 14D-9, Item 6, certain of Conrail's executives exercised stock options for the purpose of tendering to CSX, and they continue to hold their remaining Conrail shares, thus demonstrating their confidence in the Conrail/CSX merger. These executives were only selling their shares for the purpose of covering the exercise price. Norfolk Southern's statements are a deliberate attempt to scare and mislead Conrail's employee-shareholders and retiree-shareholders. Finally, Norfolk Southern's statement that "Conrail Board action [is] required" to satisfy the Norfolk Southern offer conditions is materially misleading for reasons already explained in this paragraph 62.

          (i) Finally, Counterclaim-Defendants intentionally and falsely (for the reasons explained above) stated in advertisements filed with the SEC that the merger was a "sweetheart deal" (Amendment No. 5 to Scheduled 14D-1, Exhibit
     (a)(28) and Amendment No. 8 to Schedule 14D-1, Exhibit (a)(41)); that the Board was "self-serving" (Amendment No. 8 to Schedule 14D-1, Exhibit (a)(42)); was "putting its own interests ahead of everyone else's" (Amendment No. 10 to Schedule 14D-1, Exhibit
     (a)(45)) and was "acting for the personal interests of [Conrail's] officers and directors". (Amendment No. 2 to Schedule 14D-1, Exhibit (a)(12)).

     63. The conduct of Norfolk Southern set forth in paragraphs 39 through 62 is outrageous, wanton, malicious and oppressive, by reason of which Conrail and CSX are entitled to significant damages, including punitive damages.

    The Conrail Board's Judgment with Respect to Subsequent Events
    --------------------------------------------------------------

     64. On November 5, 1996, CSX increased its tender for 19.9% of Conrail's shares from $92.5 to $110.

     65. On November 5, 1996, the Conrail Board met to consider Norfolk Southern's and CSX's proposals. The Board also addressed meetings that occurred between CSX and Norfolk Southern on November 2 and 3, 1996, in which CSX and Norfolk Southern discussed the division between them of material assets of Conrail. The Board expressed concern that Norfolk Southern and CSX might decide to join together and carve up Conrail.

     66. In light of these and other events, Conrail demanded that a provision be added to the Merger Agreement by which Conrail and CSX would agree not to separately discuss, or enter into any agreement, with any railroad regarding the assets or securities of Conrail. For its part, CSX agreed to increase its tender offer to $110 per share, an increase of over $600 million from CSX's previous offer, and demanded an extension of the 180-day no-solicitation provision to 270 days.

     67. After considering all relevant factors, the Conrail Board decided to reject Norfolk Southern's unsolicited bid and affirm the newly enhanced Merger Agreement with CSX. The Board found that the Conrail/CSX strategic merger continued to provide the greatest overall benefit to Conrail and its various constituencies.

     68. On November 7, 1996, Norfolk Southern raised its hostile, unlawfully conditioned takeover bid for Conrail to $110 per share. The Conrail Board recommended on November 13, 1996 that shareholders not tender their shares pursuant to the revised Norfolk Southern tender offer, because, among other things, shares tendered into the Norfolk Southern offer, which was to expire on November 22, could not be accepted for payment under the terms of that offer. The Norfolk Southern tender offer has now been extended to December 16, 1996. Conrail's Board also recommended that shareholders who desire to receive cash now for a portion of their shares tender to the offer of CSX, which expired on November 20.

 The Conrail Board Exercised its Proper Business Judgment Under the BCL
 ----------------------------------------------------------------------

     69. The Conrail Board's decision to pursue, approve, enter into, and recommend the Merger Agreement with CSX was the result of a careful and deliberate analyses of the strategic alternatives available to Conrail. That analysis led to a reasoned decision that brings to all of Conrail's constituents the unique benefits of this strategic merger of equals.

     70. This deliberative process was recognized in the Court's decision:

          Section 1716 reiterates that in considering the effects of any action, directors may consider the effects on stockholders, employees, suppliers, customers and the communities in which the officers and/or facilities are located and all pertinent factors, and that no factor need be predominant.

          In this case there has not been shown any type of lack of good faith after a reasonable investigation by any director so far as I have been able to determine from the evidence that has been presented, including any of the exhibits that have been presented, and clearly if there is any evidence at all of such of which I say I find absolutely none on the present record, it has not been proven by clear and convincing evidence. . . .

          For this reason alone, the grant of preliminary injunction as I see it may not be granted. Basically it seems to me that the plaintiffs are contending that the sole or at least the primary consideration by a board of directors in considering a competing offer by potential acquirers of the control of a corporation should be which competitor offers the best short-range price or profit for shareholders. Clearly Pennsylvania statutory law is expressly against such a contention.

(Emphasis added).


               MONETARY DAMAGES CAUSED OR THREATENED BY
               ----------------------------------------
                      NORFOLK SOUTHERN'S CONDUCT
                      --------------------------

     71. As a direct and proximate result of the acts and omissions of the Counterclaim-Defendants, as set forth in this Counterclaim, Conrail and CSX have suffered, will continue to suffer, and are further threatened with, severe economic injuries and damages including, among other things, loss of the bargain negotiated between Conrail and CSX, the loss of present and prospective business relations and other economic benefits as a result of the strategic merger, and the resultant consequential and incidental damages from Norfolk Southern's conduct, and attorneys' fees, consultant fees, expert fees, court costs and other expenses incurred in defending against the illegal and improper actions of Norfolk Southern.

                     REQUEST FOR PUNITIVE DAMAGES
                     ----------------------------

     72. The conduct of Counterclaim-Defendants Norfolk Southern,
Atlantic Acquisition and McQuade, and of co-conspirators/aiders and abettors Goode and Wolf, is and has been intentional, malicious, and of such a nature to warrant the imposition by this Court of substantial punitive damages.

                               COUNT ONE
                               ---------

             Norfolk Southern's Tortious Interference With
             Conrail's and CSX's Contractual Relationships
             ---------------------------------------------

     73. Paragraphs 1 through 72 are incorporated by reference as if fully set forth herein.

     74. In its ongoing campaign to destroy the Merger Agreement and the Conrail/CSX strategic merger and to induce Conrail and/or CSX to breach the Merger Agreement, Norfolk Southern made false statements of material fact, and omitted material facts that were and are necessary to make other of their statements not false or misleading in Norfolk Southern's proxy and tender materials pursuant to Schedule 14A and
Schedule 14D-1 and/or the amendments the reto, in continuing violation of Sections 9, 10(b), 14(a), (d), and (e) of the Exchange Act of 1934, 15 U.S.C. ss.ss. 78i, 78j(b), 78n(a), 78n(d)(1), 78n(e), and the rules and regulations promulgated thereunder.

     75. In connection with their stated intention to purchase shares of Conrail stock and in order to give the false impression that it was ready, willing, and able to make a truly competitive and deliverable offer, Norfolk Southern has, with an intent to deceive, manipulate and defraud, made false and misleading statements or omissions of material facts upon which Conrail's shareholders or other past or prospective purchasers or sellers would and did rely in tendering and in deciding whether and at what price to tender their shares to Norfolk Southern and/or CSX, and may rely in casting their votes at critical junctures in the consummation of the merger, and have otherwise used and employed manipulative and deceptive devices and contrivances as alleged above, in continuing violation of Sections 9 and 10(b) of the Exchange Act of 1934, 15 U.S.C. ss.ss. 78i, 78j(b), and the rules and regulations promulgated thereunder.

     76. Norfolk Southern, through the illegal, improper, unprivileged and unfair conduct described above, and with the intent to harm
Conrail and CSX, has intentionally, wrongfully, and tortiously interfered, and continues to do so, through illegal and improper means with the Merger Agreement between Conrail and CSX and the contractual relations between Conrail and CSX and between Conrail and its shareholders.

     77. Counterclaim-Defendant McQuade, as well as Goode and Wolf, conspired with, and aided and abetted Norfolk Southern's deliberate course of tortious interference with contractual relations as set forth above.

                               COUNT TWO
                               ---------

             Norfolk Southern's Tortious Interference With
       Conrail's and CSX's Prospective Contractual Relationships
       ---------------------------------------------------------

     78. Paragraphs 1 through 77 are incorporated by reference as if fully set forth herein.

     79. Norfolk Southern, through the illegal, improper, unprivileged and unfair conduct described above, and with the intent to harm Conrail and CSX, has intentionally, wrongfully, and tortiously interfered, and continues to do so, through illegal and improper means with the prospective business relations of Conrail and CSX by threatening and disrupting: consummation of Conrail's strategic merger with CSX;
orderly consideration of the strategic merger by Conrail's shareholders; the merged entity's relationships with prospective business partners, customers and employees; and other prospective business relationships of Conrail and the combined entity.

     80. Counterclaim-Defendant McQuade, as well as Goode and Wolf, conspired with, and aided and abetted Norfolk Southern's deliberate course of tortious interference with prospective contractual relations as set forth above.

                              COUNT THREE
                              -----------

 Norfolk Southern's Intentional Infliction of Harm on Conrail and CSX
 --------------------------------------------------------------------

     81. Paragraphs 1 through 80 are incorporated by reference as if fully set forth herein.

     82. Norfolk Southern, through the illegal, improper, unprivileged, unfair, and unjustified conduct described above, and with the intent to harm Conrail and CSX, has and continues to injure the legally protected interests of Conrail and CSX. Those interests include, but are not limited to: the right to consummate Conrail's strategic merger with CSX; the right to have that merger considered in an orderly fashion by Conrail's shareholders; the right of the merged entity to enjoy unfettered relationships with its prospective business partners, customers and employees; and the right to be free from the tortious, defamatory campaign of deceit being waged by Norfolk Southern.

     83. This conduct, together with the conduct more fully set out above and the other counts alleged herein, is tortious and is causing significant and intentional damage to Conrail and CSX.

     84. Counterclaim Defendant McQuade, as well as Goode and Wolf, conspired with, and aided and abetted Norfolk Southern's deliberate course of intentional, unjustified culpable conduct set forth above.

                              COUNT FOUR
                              ----------

                 Norfolk Southern's Unfair Competition
                 -------------------------------------

     85. Paragraph 1 through 84 are incorporated by reference or if fully set forth herein.

     86. Norfolk Southern's campaign of deceit and misrepresentation designed to confuse and mislead Conrail shareholders, and disparage the conduct of the Conrail Board, together with the other tactics and schemes set forth above, constitute unfair competition that is contrary to honest commercial practices and falls below any minimum standards of fair dealing and legitimate competitive conduct.

     87. Counterclaim Defendant McQuade, as well as Goode and Wolf, conspired with, and aided and abetted Norfolk Southern's deliberate course of intentional deceit, misinformation and disparagement set forth above.

                              COUNT FIVE
                              ----------

                           Civil Conspiracy
                           ----------------

     88. Paragraphs 1 through 87 are incorporated by reference as if fully set forth herein.

     89. Norfolk Southern has conspired with, among others, Goode, Wolf and McQuade to commit many of the actions described above, including, without limitation, the institution of a groundless, deceptive lawsuit and the dissemination of false and misleading statements.

     90. On information and belief, Counterclaim-Defendant Norfolk Southern combined and conspired with Goode, Wolf and McQuade with a common purpose to undertake to do an unlawful act and/or to do a lawful act by unlawful means or for an unlawful purpose, and took acts in furtherance of the conspi racy, as set forth above.

                           PRAYER FOR RELIEF
                           -----------------

     WHEREFORE, Conrail and CSX request that this Honorable Court:

     1. Enter a judgment in favor of Conrail and against Counterclaim-Defendants, individually, jointly and severally, in an amount in excess of $50,000, exclusive of interest and costs, together with an appropriate award of punitive damages. Conrail further requests that this Court award Conrail the costs of this action and its reasonable attorney's fees.

     2. Enter a judgment in favor of CSX and against Counterclaim-Defendants, individually, jointly and severally, in an amount in excess of $50,000, exclusive of interest and costs, together with an appropriate award of punitive damages. CSX further requests that this Court award CSX the costs of this action and its reasonable attorney's fees.

     3. Grant such other and further relief as may be necessary or appropriate.

                           JURY TRIAL DEMAND
                           -----------------

     Conrail and CSX hereby demand a trial by jury on all issues raised in the foregoing Counterclaim.



Dated:  December 5, 1996               Respectfully submitted,

BALLARD SPAHR ANDREWS &                BUCHANAN INGERSOLL
 INGERSOLL                             PROFESSIONAL CORPORATION

--------------------------------       ----------------------------------
 David H.  Pittinsky, Esquire           Thomas L. VanKirk, Esquire
  PA ID #04552                           PA ID #01583
                                       Stanley Yorsz, Esquire
                                       1735 Market Street
                                        PA ID #28979
51st Floor                             Anthony J. Guida Jr.
Philadelphia, PA  19103-7599             PA ID #47103
(215) 665-8500                         Raymond McGarry, Esquire
                                         PA ID #56520
         and                           Sheila Smith DiNardo,. Esquire
                                         PA ID #62994
Theodore N. Mirvis, Esquire
Paul K. Rowe, Esquire                                and
George T. Conway, Esquire
WACHTELL, LIPTON, ROSEN & KATZ         John Beerbower, Esquire
New York, NY 10019-6150                Gerald Ford, Esquire
(212) 403-1000                         51 West 52nd Street
                                       Matthew C. Garrison, Esquire
                                       Jeffrey R. Knight, Esquire
                                       Counsel for CSX Corporation
                                       Cravath, Swaine & Moore
                                       825 8th Avenue
                                       Worldwide Plaza
                                       New York, NY   10019

                                       Counsel for Conrail Inc.
                                       and the Individual Defendants
                                       David M. LeVan, H. Furlong Baldwin,
                                       Daniel B. Burke, Roger S. Hillas,
                                       Claude S. Brinegar, Kathleen Foley
                                       Feldstein, David B. Lewis,
                                       John C. Marous, David H. Swanson, E.
                                       Bradley Jones and Raymond T. Schuler.



                        CERTIFICATE OF SERVICE
                        ----------------------

     The undersigned hereby certifies that on this 5th day of December, 1996, true and correct copies of the foregoing Answer and Defenses of Conrail, CSX and the Individual Defendants to Second Amended Complaint and Counterclaim of Conrail and CSX were served via fax and first class United States Mail, postage prepaid, as follows:

                      Mary A. McLaughlin, Esquire
                        DECHERT, PRICE & RHODES
                          4000 Bell Atlantic
                        Tower 1717 Arch Street
                        Philadelphia, PA 19103

                     Steven J. Rothschild, Esquire
                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                           One Rodney Square
                             P.O. Box 636
                         Wilmington, DE 19899

                       Stuart H. Savett, Esquire
                 SAVETT, FRUTKIN, PODELL & RYAN, P.C.
                             Walnut Place
                      In Society Hill, Suite 5080
                           320 Walnut Street
                        Philadelphia, PA 19106